Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III

SVP-Corporate Development

Patterson-UTI Energy, Inc.

(214) 360-7800

Patterson-UTI Energy Announces First Quarter Results

Net Income Nearly Triples
on 60 Percent Increase in Revenues

SNYDER, Texas – April 28, 2005 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced financial results for the first quarter ended March 31, 2005. Net income for the quarter increased by 188 percent to $59.7 million, or $0.35 per share, from $20.7 million, or $0.12 per share, for the quarter ended March 31, 2004. Revenues for the quarter were up by 60 percent to $350.6 million, compared to $218.8 million for the first quarter of 2004.

The Company also declared a quarterly cash dividend on its Common Stock of $0.04 per share, to be paid to holders of record on May 16, 2005 and to be paid on June 1, 2005.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “The upward trend in demand for our contract drilling services continued in 2005. Average rigs operating increased during the recently completed quarter to 263 rigs, including 248 in the U.S. and 15 in Canada, compared to an average of 229 rigs operating, including 216 in the U.S. and 13 in Canada for the fourth quarter of 2004. We also achieved a sequential quarterly increase in our average revenue per operating day to $12,490 from $11,200 as the availability of land drilling rigs further diminished during the quarter. Compared to the fourth quarter of 2004, our average margin per operating day increased $1,180 to $5,070 from $3,890.

He added, “As customer demand for our contract drilling services has continued to increase and available land drilling rigs have become scarce, we have increased the pace of our rig activation efforts. We currently plan to activate approximately 30 drilling rigs during 2005, including seven that were activated during the first quarter.

“We estimate that our rig count in the U.S. will increase to an average of 256 rigs operating in April. We expect our rig count in Canada to average 4 rigs operating during April, reflecting a decline resulting from the spring breakup” Mr. Talbott concluded.

Commenting on the financial results, Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “The results for the quarter continue to demonstrate the earnings leverage we are able to achieve as rig utilization and pricing increase. While revenues for the quarter increased by 60 percent, our earnings nearly tripled.

Mr. Siegel added, “We continue to maintain a strong balance sheet and ended the quarter with $68 million in cash and cash equivalents, $202 million in working capital, and no long-term debt, after having completed the acquisition of land drilling assets from Key Energy Services, Inc. for $62 million in cash.”

All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss first quarter results today at 12:00 p.m. Eastern (11:00 a.m. Central and 9:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at http://www.patenergy.com or at http://www.streetevents.com in the Individual Investor Center. Replay of the conference call webcast will be available at http://www.patenergy.com until May 12, 2005.

About Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 396 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements Of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
REVENUES	$350,593	$218,779
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	211,949	153,286
Depreciation, depletion and impairment	34,400	27,283
Selling, general and administrative	9,679	6,798
Bad debt expense	223	90
Other	90	(1,188)

Total Costs and Expenses	256,341	186,269

OPERATING INCOME	94,252	32,510

OTHER INCOME (EXPENSE)
Interest expense	(66)	(76)
Interest income	433	251
Other	4	85

Total Other Income	371	260

INCOME BEFORE INCOME TAXES	94,623	32,770
INCOME TAXES	34,875	12,088

NET INCOME	$59,748	$20,682

NET INCOME PER COMMON SHARE
Basic	$0.35	$0.13

Diluted	$0.35	$0.12

AVERAGE COMMON SHARES OUTSTANDING
Basic	168,757	163,748

Diluted	171,742	167,234

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2005	2004

Contract Drilling:
Revenues	$295,389	$179,175
Direct operating costs (excluding depreciation)	$175,466	$127,991
Selling, general and administrative	$1,222	$1,095
Operating days	23,657	17,964
Average revenue per operating day	$12.49	$9.97
Average direct operating costs per operating day	$7.42	$7.12
Average margin per operating day	$5.07	$2.85
Number of owned rigs at end of period	396	361
Average number of rigs owned during period	391	353
Average rigs operating	263	197
Rig utilization percentage	67%	56%
Capital expenditures	$59,335	$28,380

Pressure Pumping:
Revenues	$16,693	$14,250
Direct operating costs (excluding depreciation)	$10,364	$8,088
Selling, general and administrative	$2,202	$1,793
Total jobs	1,909	1,688
Average revenue per job	$8.74	$8.44
Average costs per job	$5.43	$4.79
Average margin per job	$3.31	$3.65
Capital expenditures	$7,658	$5,822

Drilling and Completion Fluids:
Revenues	$29,406	$18,139
Direct operating costs (excluding depreciation)	$23,949	$15,639
Selling, general and administrative	$2,195	$1,710
Total jobs	527	518
Average revenue per job	$55.80	$35.02
Average costs per job	$45.44	$30.19
Average margin per job	$10.36	$4.83
Capital expenditures	$586	$211

Oil and Natural Gas Production and Exploration:
Revenues	$9,105	$7,215
Direct operating costs (excluding depreciation, depletion and impairment)	$2,170	$1,568
Selling, general and administrative	$501	$413
Capital expenditures	$5,021	$3,532

Corporate and Other:
Selling, general and administrative	$3,559	$1,787
Bad debt expense	$223	$90
Other income from operations	$(90)	$1,188
Capital expenditures	$5,200	$—
Total capital expenditures, excluding acquisitions	$77,800	$37,945

	March 31,	March 31,
	2005	2004

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$68,296	$92,192
Current assets	$400,013	$318,626
Total assets	$1,437,068	$1,188,698
Current liabilities	$197,830	$126,233
Long-term debt, less current maturities	$—	$—
Working capital	$202,183	$192,393